ASSET PURCHASE AGREEMENT

By and between

BRANDYWINE GLOBAL INVESTMENT MANAGEMENT, LLC

(a Delaware limited liability company),

and

DIAMOND HILL CAPITAL MANAGEMENT, INC.

(an Ohio corporation)

Dated as of February 2, 2021

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”), is made and entered into as of February 2, 2021, by and between Diamond Hill Capital Management, Inc., an Ohio corporation (the “Seller”) and Brandywine Global Investment Management, LLC, a Delaware limited liability company (the “Purchaser”).
WHEREAS, the Seller desires to sell to the Purchaser and the Purchaser desires to purchase from the Seller, certain property and assets, tangible and intangible, of the Seller on the terms and subject to the conditions set forth in this Agreement;
NOW, THEREFORE, the parties hereto agree as follows:
1.    Asset Purchase.

a.Sale and Purchase. Subject to the terms and conditions of this Agreement, at the Closing (as defined in Section 1.2(a)), the Seller shall convey, transfer, set over, assign and deliver to the Purchaser, free and clear of all liens, attachments, charges, and encumbrances of any nature (except as may otherwise expressly be permitted by this Agreement), and the Purchaser shall purchase from the Seller, for the Initial Purchase Price and any Additional Payments (each as defined in Section 1.4 below), all of the Books and Records (as defined in Section 1.4 below) (i) of the Diamond Hill Corporate Credit Fund (the “CC Fund”);(ii) of the Diamond Hill High Yield Fund (the “HY Fund”, and together with the CC Fund, each a “Fund” and together the “Funds”); (iii) of all current and historic institutional separate accounts related to the strategy of each Fund (the “Institutional Separate Accounts”); (iv) that are necessary to maintain a composite track record that complies with the Global Investment Performance Standards (“GIPS”, and the relevant books and records, “GIPS Data”); and (v) of the institutional investors listed on Schedule 1.1 (each, an “Institutional Prospect” and collectively, the “Institutional Prospects”) ((i), (ii), (iii), (iv) and (v) collectively, the “Purchased Assets”).

1.2    Closing.

(a)    The closing of the sale and purchase of the Purchased Assets (the “Closing”) will take place remotely via the electronic exchange of documents and signatures at 3:00pm Eastern Time, on the last Business Day (as defined in Section 1.4) of the month following the satisfaction and/or waiver of the conditions set forth in Section 5, or at such other date and time as the parties shall have agreed to in writing. The date on which the Closing shall occur is hereinafter referred to as the “Closing Date.” The Closing shall be effective as of 11:59 p.m. Eastern Time on the Closing Date.
(b)    The Purchaser shall deliver to the Seller aggregate consideration of up to $22,000,000, consisting of the Initial Purchase Price, and, if applicable, the Additional Payments.
1.3    Additional Consideration.

(a)    As further consideration for the sale of the Purchased Assets to the Purchaser at the Closing, the Purchaser shall make, as applicable, the Retention Payment set forth in Section 1.3(a)(i) below, and the Growth Payment set forth in Section 1.3(a)(ii) below (each such payment, an “Additional

Payment” and together, the “Additional Payments”) following the first anniversary of the Closing Date (the “Anniversary Date”):
(i)    Retention Payment. Purchaser shall make an additional retention payment (the “Retention Payment”) to Seller as follows:
(A)    if the Anniversary Date Net Revenues are less than or equal to 75% of the Base Date Net Revenues, no Retention Payment will be made;
(B)    if the Anniversary Date Net Revenues are between 75% and 100% of the Base Date Net Revenues, a Retention Payment in an amount equal to the amount interpolated (based on such Anniversary Date Net Revenues) on a straight line between (I) if the Anniversary Date Net Revenues are 75% of the Base Date Net Revenues, a Retention Payment of $0, and (II) if the Anniversary Date Net Revenues are equal to the Base Date Net Revenues, a Retention Payment of $9,000,000; and
(C)     if the Anniversary Date Net Revenues are greater than the Base Date Net Revenues, a Retention Payment in an amount equal to $9,000,000.
For illustrative purposes only, using the interpolation described in Section 1.3(a)(i)((B) above, in the event that the Anniversary Date Net Revenues are 91.5% of the Base Date Net Revenues, Seller would receive a Retention Payment of $5,940,000.
(ii)    Growth Payment. Purchaser shall make an additional growth payment (the “Growth Payment”) to Seller as follows:
(A)    if the Anniversary Date Net Revenues are less than or equal to the Base Date Net Revenues, no Growth Payment will be made;
(B)    if the Anniversary Date Net Revenues are between 100% and 125% of the Base Date Net Revenues, a Growth Payment in an amount equal to the amount interpolated (based on such Anniversary Date Net Revenues) on a straight line between (I) if the Anniversary Date Net Revenues are 100% of the Base Date Net Revenues, a Growth Payment of $0, and (II) if the Anniversary Date Net Revenues are equal to 125% of the Base Date Net Revenues, a Growth Payment of $4,000,000; and
(C)     if the Anniversary Date Net Revenues are 125% or greater of the Base Date Net Revenues, a Growth Payment in an amount equal to $4,000,000.
For illustrative purposes only, using the interpolation described in Section 1.3(a)(ii)((B) above, in the event that the Anniversary Date Net Revenues are 117.5% of the Base Date Net Revenues, Seller would receive a Growth Payment of $2,800,000.
(b)    For the avoidance of doubt, the Growth Payment and Retention Payment shall be calculated separately, and any Growth Payment payable by Purchaser to Seller shall be in addition to, and not in lieu of, any Retention Payment payable by Purchaser to Seller.
(c)     As promptly as practicable (and in any event within fifteen (15) Business Days) following the Anniversary Date, the Purchaser shall deliver to the Seller a written statement (the “Anniversary Date Payment Statement”) setting forth the Anniversary Date Net Revenues, and the amount of any Additional Payments (including a calculation of the components thereof in reasonable detail) owed pursuant to Section 1.3. The Seller (and its agents and advisors) shall have reasonable access, during normal business hours and with reasonable notice, to review (and copy) the work papers, schedules, memoranda and other documents and information prepared or reviewed by or for the Purchaser in connection with the preparation of the Anniversary Date Payment Statement and the calculation of the amounts of any Additional Payments and to communicate with those Persons who conducted such preparation and review, and the Purchaser shall (and shall cause its Affiliates, accountants and other outside service providers to) cooperate in good faith with the Seller and its agents and advisors, and provide them with reasonable access, during normal business hours and with reasonable notice, to the books and records of the Purchaser and such other information as they may reasonably request, in each case in connection with their review of the Anniversary Date Payment Statement.
(d)    Within twenty (20) Business Days after the Seller’s receipt of the Anniversary Date Payment Statement, the Seller shall notify the Purchaser in writing of any objection to such Anniversary Date Payment Statement, specifying the aggregate amount of any additional payment sought and describing in reasonable detail the basis for the demand (an “Anniversary Date Payment Protest Notice”). The Purchaser and Seller shall then negotiate in good faith to attempt to resolve the dispute set forth in such Anniversary Date Payment Protest Notice. If no Anniversary Date Payment Protest Notice is delivered to the Purchaser within such twenty (20) Business Day period, the Seller shall be deemed to have agreed to, and to have waived any and all objections to, such Anniversary Date Payment Statement as prepared by the Purchaser, and such Anniversary Date Payment Statement shall be final and binding on all parties hereto.
(e)    Any Additional Payment(s) shall be paid by the Purchaser to the Seller promptly (and in any event within three (3) Business Days) following the final determination of the amount thereof pursuant to the process set forth above, by wire transfer of immediately available funds to bank accounts designated in writing by the Seller.
(f)     Notwithstanding anything contained herein to the contrary, if, prior to the Anniversary Date: (i) one or both of the Acquiring Funds (as defined below): (A) is sold or otherwise transferred to an unaffiliated third party, (B) is closed or liquidated, or (C) is merged with or into another fund owned or managed by Purchaser or any of its Affiliates other than as contemplated by the Reorganizations ; (ii) Purchaser or any of its Affiliates ceases to provide advisory and/or management services to either of the Acquiring Funds; or (iii) Purchaser breaches Section 6.2. of this Agreement, in any such case the Purchaser shall pay to Seller the Liquidated Payment Amount in cash by wire transfer of immediately available funds to one or more bank accounts designated by the Seller, whereupon this Agreement (and all rights and obligations of the parties hereto) shall terminate.
    1.4    Definitions. In addition to the terms otherwise defined elsewhere in this Agreement, the following terms shall have the meanings given below:
        “Acquiring Funds” means the two open-end management companies, having investment strategies similar to those of the Funds, that are to be formed for purposes of the Reorganizations and, on or prior to the Closing Date, are to be registered under the Investment Company Act and managed by the Purchaser.
“Advisers Act” means the Investment Advisers Act of 1940, as amended, and the rules and regulations promulgated thereunder.

“Affiliate” means, with respect to a specified entity, all Persons directly or indirectly controlling, controlled by or under common control with such Person, where control may be by either management authority, contract or equity interest. No Person shall be considered an “Affiliate” of the

Purchaser unless such Person has actually received information from the Purchaser prior to the date hereof about this Agreement and the transactions contemplated thereby.

“Anniversary Date Net Revenues” means the combined aggregate Net Revenues of the Acquiring Funds and the Institutional Prospects as of the Anniversary Date.

“Applicable Law” means, with respect to any Person, any statute, law, ordinance, rule, regulation, order, writ, injunction, directive, judgment, decree or other requirement of any Governmental Authority (including, but not limited to, anti-bribery laws, anti-money laundering laws, the Securities Act, the Exchange Act, the Investment Company Act, the Advisers Act, any applicable requirements of the relevant exchange and any applicable rules or regulations of the Financial Industry Regulatory Authority, Inc. (“FINRA”)) to the extent applicable to such Person or any of its properties, assets, officers, directors or employees.

“AUM” means, with respect to each of the Funds, the Acquiring Funds, or Institutional Prospects, as applicable, the assets under management of such Fund, Acquiring Fund, or Institutional Prospect as of any date of determination.

“Base Date AUM” means the $1,870,000,000 AUM of the CC Fund and the $640,000,000 AUM of the HY Fund, which together equals a combined aggregate AUM for the Funds of $2,510,000,000.
“Base Date Net Revenues” means the Funds’ combined aggregate Net Revenues of $11,008,200.
“Books and Records” means originals or copies of all books and records (in whatever form maintained) that are both maintained by the Seller and/or the Funds’ distributor and relate primarily to the business of the Funds, the Institutional Separate Accounts, the GIPS Data, and the Institutional Prospects, including, without limitation, all documents required to be maintained by the Seller pursuant to the Investment Company Act and Advisers Act, all marketing materials, investment performance materials, client relationship management data, consultant data, and all information and back-up data necessary to calculate and reflect the historical investment performance of the Funds and a composite track record that complies with GIPS.
“Business Day” means any day other than a Saturday, a Sunday, a legal holiday, or other day on which banking institutions or trust companies are authorized or obligated by law in the State of New York or by other governmental action to close.
“Closing Date Net Revenues” means the Funds’ combined aggregate Net Revenues as of the Closing Date.
“Code” means the Internal Revenue Code of 1986, as amended.
“Employment Agreement” means each of the employment agreements dated as of the date hereof and effective as the Closing Date, between Purchaser and each of the individuals named on Schedule 5.4(b).
“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Fixed Net Management Fee” means 0.422% in the case of the CC Fund, and 0.487% in the case of the HY Fund.

“Fund Financial Statements” means: (a) the audited financial statements of each Fund for the fiscal years ended in 2017, 2018 and 2019, as applicable, together with reports on such year-end statements by each Fund’s independent registered public accountants, including a statement of assets and liabilities and schedule of investments and a statement of operations; and (b) the unaudited financial statements of each Fund for the semi-annual period ended June 30, 2020, including a statement of changes in net assets and schedule of investments, in each case as determined in accordance with GAAP.

“Fundamental Representations” means each of the representations and warranties included in Sections 2.1-2.3; 2.8 (a), (g), (k) and (m); and 3.1-3.3.

“GAAP” means generally accepted accounting principles as used in the United States of America as in effect at the time any applicable financial statements were prepared or any act requiring the application of GAAP was performed applied on a consistent basis.

“Governmental Authority” means any nation, state, territory, province, county, city or other unit or subdivision thereof or any entity, authority, agency, department, board, commission, instrumentality, court or other judicial body authorized on behalf of any of the foregoing to exercise legislative, judicial, regulatory or administrative functions of or pertaining to government, and any governmental or nongovernmental self-regulatory organization of which the Person was or is a member or to whose regulations the Person was or is subject.

“Initial Purchase Price” means an amount equal to $9,000,000; provided, however, that if the Closing Date Net Revenues are equal to or more than 70% but less than 95% of the Base Date Net Revenues, the Initial Purchase Price shall be an amount equal to: (i) $9,000,000, multiplied by (ii) the percentage obtained by dividing (A) the Closing Date Net Revenues by (B) the Base Date Net Revenues. For the avoidance of doubt, if the Closing Date Net Revenues are 95% or more of the Base Date Net Revenues, the Initial Purchase Price shall be $9,000,000.
“Investment Company Act” means the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder.
“Liquidated Payment Amount” means $13,000,000 reflecting the combined aggregate of the maximum $9,000,000 Retention Payment and $4,000,000 Growth Payment under this Agreement.

“Net Revenue” means, (i) for each Fund, as of any date of determination: (A) the Fixed Net Management Fee for the Fund, multiplied by (B) the AUM for the Fund and (ii) for each Institutional Prospect, as of any date of determination, an amount equal to 25% of: (A) the fee rate stated in the investment management agreement (or equivalent document) for such Institutional Prospect, multiplied by (B) the AUM of such Institutional Prospect.

“Person” means any individual, partnership, corporation, limited liability company, joint venture, trust, unincorporated organization, association or other entity or any Governmental Authority.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Separation Agreement” means each of the separation agreements dated as of the date hereof, between Seller and each of the individuals named on Schedule 5.4(b).

“Tax Representations” are those representations included in Sections 2.8(i) and 4.2.

“Tax Return” means any report, return, information statement, claim for refund, document, declaration or other information or filing required to be supplied to any taxing authority or jurisdiction (foreign or domestic) with respect to Taxes, including, without limitation, any schedule or attachment thereto or amendment thereto.

“Taxes” means any and all taxes, charges, fees, levies or other assessments, including income, gross receipts, excise, severance, stamp, premium, windfall profits, environmental, customs duties, capital stock, real or personal property, capital gains, employment, sales, withholding, social security (or similar), unemployment, disability, registration, add-on minimum, estimated, occupation, use, service, service use, value added, license, net worth, payroll, franchise, escheat, abandoned property, transfer and recording taxes, fees and charges, imposed by any taxing authority (whether domestic or foreign including any state, local or foreign government or any subdivision or taxing agency thereof (including a United States possession)), whether computed on a separate, consolidated, unitary, combined or any other basis; and such term shall include any interest, penalties or additional amounts attributable to, or imposed upon, or with respect to, any such taxes, charges, fees, levies or other assessments, whether disputed or not and including any obligations to indemnify or otherwise assume or succeed to the Tax liability of any other Person.

2    Representations and Warranties of the Seller. The Seller represents and warrants to the Purchaser as follows:

2.1    Corporate Status and Authority.   The Seller is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Ohio and has the corporate power and authority to own the Purchased Assets and to execute and deliver this Agreement and perform its obligations hereunder. The execution, delivery, and performance of the Seller’s obligations under this Agreement have been duly authorized by the Seller’s sole director, which constitutes all necessary corporate action on the part of the Seller for such authorization. This Agreement has been duly executed and delivered by the Seller and constitutes the valid and binding obligation of the Seller, except as limited by laws affecting the enforcement of creditor’s rights generally or by general equitable principles.

2.2    No Conflicts, Consents and Approvals, etc.

(a)    The execution and delivery of this Agreement by the Seller and the performance of its obligations hereunder will not result in: (i) any conflict with the articles of incorporation, (ii) any breach or violation of, or default under, any Applicable Law, or other governmental authorization or any mortgage, lease, agreement, deed of trust, indenture or any other instrument to which the Seller is a party or by which the Seller or any of its properties or assets are bound, or (iii) the creation or imposition of any lien, except in the case of the foregoing (ii) and (iii) for such breaches, violations or defaults, and such liens, which would not, individually or in the aggregate, impair the ability of the Seller to fulfill its obligations hereunder.
(b)    Except as provided in Section 4.4 below, no consent, approval or authorization of, or filing with any third party or governmental authority is required on the part of the Seller in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.
2.3    No Liens on Purchased Assets. The Seller owns outright, and has good and marketable title to, the Purchased Assets free and clear of all liens, pledges, mortgages, security interests, conditional sales contracts or other encumbrances or conflicting claims of any nature whatsoever, except as set forth in Schedule 2.3 hereto which liens shall be removed on or before the Closing Date.

2.4    Investment Advisory Matters.
(a)    The Seller has adopted a formal code of ethics, a written policy regarding insider trading and other policies and procedures required to be adopted under Rule 206(4)-7 under the Advisers Act and, with respect to such code of ethics, Rule 17j-1 under the Investment Company Act. Such code of ethics complies in all material respects with Rule 204A-1 under the Advisers Act and Rule 17j-1 under the Investment Company Act. There have been no material violations of such code of ethics, and the Seller has not received a written notice from any Governmental Authority: (i) asserting any material violation of such codes of ethics, or (ii) indicating that the Seller is under any investigation by any Governmental Authority for any alleged violation of such code of ethics. The policies and procedures of the Seller with respect to avoiding conflicts of interest, or the conflicts of interest that exist, as the case may be, are described in its most recent Form ADV (or incorporated by reference therein), as amended. As of the date of this Agreement and since the formation of the Funds, there have been no material violations of such policies.
(b)    None of the Seller or any other Person “associated” (as defined under the Advisers Act) with the Seller: (i) is ineligible under the Advisers Act to serve as a Person associated with a registered investment adviser, and (ii) has been convicted of any crime or is or has been subject to any disqualification that would be a basis for denial, suspension or revocation of registration of an investment adviser under Section 203(e) of the Advisers Act, and to the Seller’s knowledge, there is no basis for any such disqualification, denial, suspension or revocation.
(c)    None of the Seller or any of its directors, officers or employees, is subject to any cease and desist, censure or other disciplinary or similar order issued by, or is a party to any written agreement, consent agreement, memorandum of understanding or disciplinary agreement with, or is a party to any commitment letter or similar undertaking to, or subject to any order or directive by, or a recipient of any supervisory letter from, any governmental authority with respect to the business of the Funds.
(d)    The Seller and each of its directors, officers and employees has complied in all material respects with, and has not been and is not now in violation in any material respect of, Applicable Law, except for violations, if any, that individually and in the aggregate, have not been, and would not reasonably be expected to be material to the business of the Funds. Neither the Seller nor any of its directors, officers or employees has received any written notice relating to any alleged violation of any Applicable Law from any Governmental Authority, or of any investigation with respect thereto, except for violations, if any, that, individually and in the aggregate, have not been, and would not reasonably be expected to be, material to the business of the Funds.
(e)    The Seller is, and at all times since it has served as the investment advisor to each of the Funds has been, duly registered under the Advisers Act as an investment adviser with the SEC. The Seller is, and at all times since each Fund’s inception has been, duly registered, licensed, qualified or has made a notice of filing as an investment adviser in each jurisdiction where the conduct of its business requires such registration or notice filing. The Seller has delivered the Purchaser true and complete copies of its most recent Form ADV, as amended to date. The information contained therein was true and complete in all material respects at the time of filing and the Seller has made all amendments to such Form ADV as it is required to make under Applicable Laws except as has not been, and would not reasonably be expected to be, material to the business of either Fund.
(f)    The Prohibited Transaction Class Exemption 84-14 issued by the U.S. Department of Labor (“QPAM Exemption”) is not unavailable with respect to transactions negotiated by or under the authority and general direction of the Seller as a “qualified professional asset manager” (as defined in the QPAM Exemption) by virtue of: (i) the application of Section I(e) of the QPAM Exemption, or (ii) the application of Section I(g) of the QPAM Exemption, and the consummation of the transactions contemplated hereby will not cause the QPAM Exemption to be unavailable to the Purchaser or its Affiliates by virtue thereof.
2.5     Litigation. There are no judicial or administrative actions, proceedings or investigations pending or, to the knowledge of the Seller, threatened, which question the validity of this Agreement or any action taken or to be taken by the Seller in connection herewith.
2.6     Solvency. Immediately after giving effect to the Closing, the Seller’s total assets will exceed the sum of the Seller’s liabilities.
2.7    Anti-Corruption Laws. None of the Seller or, to the Seller’s knowledge, any employee of the Seller, has, in the past two years, violated or been convicted of violating the United States Foreign Corrupt Practices Act of 1977, as amended, and any other similar laws concerning or relating to bribery or corruption, other than any such violations would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the Seller or the Funds.
2.8.     Matters Relating to the Funds.
(a)    Each Fund, since it was required to be registered under the Investment Company Act, has been continuously: (i) registered as an open-end management company under the Investment Company Act, (ii) in material compliance with all Applicable Laws including: (A) the Investment Company Act, the Securities Act and the Exchange Act, and (B) the laws of each jurisdiction in which shares of such Fund have been offered for sale or sold, (iii) in material compliance with such Fund’s fundamental and non-fundamental investment policies, investment objective, principal investment strategies and investment restrictions as from time to time in effect, and (iv) duly registered or licensed and in good standing under the laws of each jurisdiction in which qualification is necessary, except where the failure to be in such material compliance or the failure to be duly registered and in good standing has not been, and would not reasonably be expected to be, material to the business of such Fund. Without limiting the generality of the foregoing, each Fund has maintained true and correct records as required by the Investment Company Act, the Advisers Act, the rules of FINRA or the SEC and any other Applicable Law, except where the failure to maintain such records has not been, and would not reasonably be expected to be, material to the business of such Fund. There are no special restrictions, consent judgments, SEC or judicial orders on or against or with regard to either of the Funds in effect, nor have there been any for the past three years. All copies of exemptive orders or no-action letters issued with respect to, or on which, either Fund relies have been provided to the Purchaser.
(b)    Neither the Seller nor any “affiliated person” (as defined in the Investment Company Act) of the Seller or any of the Funds receives or is entitled to receive any compensation directly or indirectly: (i) from any Person in connection with the purchase or sale of securities or other property to, from or on behalf of either of the Funds, other than bona fide ordinary compensation as a broker in connection with the purchase or sale of securities in compliance with Section 17(e) of the Investment Company Act, or (ii) from either of the Funds or such Fund’s security holders for other than bona fide investment advisory, administrative or other services. Accurate disclosure (that does not omit any material information required to be disclosed under Applicable Law) of all such compensation arrangements has been made in the registration statement of each Fund filed with the SEC.
(c)    Except as set forth in Schedule 2.8(c), there are no agreements or understandings in effect pursuant to which the Seller has capped, waived, or reimbursed or is required under any circumstances to cap, waive or reimburse any or all advisory fees or expenses payable by either of the Funds, and no such arrangements have been requested in writing of Seller by the Board of Trustees of the Funds.
(d)    Neither of the Funds is or has been, a party to any, and there are and have not been any, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature pending or threatened in writing against or relating to either of the Funds that has been, or would reasonably be expected to be, material to the business of such Fund or that challenge any of the transactions contemplated by this Agreement. There is no injunction, order, judgment, decree, or regulatory restriction in effect with respect to either of the Funds that has been, or would reasonably be expected to be, material to the business of such Fund.
(e)    Each of the Funds has adopted a formal code of ethics, as required by Rule 17j-1 under the Investment Company Act. There have been no material violations of such code of ethics. Neither of the Funds has received a written notice from any Governmental Authority: (i) asserting any material violation by any such codes of ethics; or (ii) indicating that either Fund is under any investigation by any Governmental Authority for any alleged violation of such code of ethics.
(f)    Each Fund has duly adopted written policies and procedures required by Rule 38a-1 under the Investment Company Act. All such policies and procedures of each such Fund comply in all material respects with Applicable Law. There have been no material violations of any such policies and procedures, and neither the Seller nor either of the Funds has received written notice: (i) from any Governmental Authority or from any shareholders of such Fund asserting any material violation by the Seller or such Fund of such policies and procedures, or (ii) indicating that the Seller or such Fund is under any investigation by any Governmental Authority for any alleged violation of such policies and procedures.
(g)    The Books and Records of the Funds are complete and accurate in all material respects.
(h)    Schedule 2.8(h) sets forth all of the current investment advisory agreements and all material administrative services and other services agreements (collectively, the “Fund Agreements”), to which either of the Funds is a party and which are in effect on the date of this Agreement. True and correct copies of the Fund Agreements: (a) have been provided to the Purchaser prior to the date hereof, and (b) are in full force and effect. Each Fund Agreement was duly approved in accordance in all material respects with the applicable provisions of the Investment Company Act, to the extent required. Each Fund Agreement is valid and in full force and effect in accordance with its terms, and there is not and has not been, under any Fund Agreement, a material breach by any party thereto or event which, with the giving of notice or the lapse of time or both, would become such a material breach.
(i)    All Tax Returns of each of the Funds that are required to have been filed have been duly and timely filed, all such Tax Returns are true, correct and complete in all material respects, and all Taxes of or imposed on each of the Funds (whether or not shown on any Tax Return) have been duly and timely paid in full (or adequate provision for such has been made in the applicable Fund’s financial statements in accordance with GAAP). For all taxable years, or parts thereof, of each Fund ending on or prior to the Closing Date, such Fund has qualified as a regulated investment company as defined in Section 851 of the Code, has complied with all provisions of the Code relevant to its treatment, status and operation as a regulated investment company, and has made distributions sufficient to meet the requirements of Section 852(a) of the Code.
(j)    Each Fund has in full force and effect such fidelity bonds as may be required by the Investment Company Act. Schedule 2.8(j) sets forth all policies of insurance in effect with respect to the Funds or the Purchased Assets. Such insurance is maintained with reputable insurers and provides coverage sufficient in each case, in the reasonable business judgment of the Seller, for the operation of the business of the Funds.
(k)    All shares of each of the Funds have been duly authorized and are validly issued, fully paid and non-assessable. All shares of each of the Funds have been offered for sale or sold pursuant to: (a) an effective registration statement under the Securities Act, or a qualified exemption therefrom for the issuance of shares to the Seller or an Affiliate of the Seller prior to the commencement of operations of such Fund, and (b) an effective registration or qualification statement or a current notice of offering to sell or sale required under the securities laws of each jurisdiction in which such shares have been offered for sale or sold and during all such period or periods when such registration, qualification or notice has been required. No stop order suspending the effectiveness of any such registration or qualification statement or notice has been issued and, to the Seller’s knowledge, no proceedings for that purpose have been instituted.
(l)    Each of the Funds has timely filed all prospectuses, annual information forms, registration statements, proxy statements, financial statements, notices, other forms, reports, sales literature and advertising materials and any other documents required to be filed with any Governmental Authority, and any amendments thereto (the “Fund Reports”), and has timely paid all fees and interest required to be paid in connection therewith, except where the failure to file Fund Reports or timely pay all fees and interest has not been, and would not reasonably be expected to be, material to the business of the Fund. The Fund Reports: (a) have been prepared in all material respects in accordance with the requirements of Applicable Law, and (b) did not at the time they were filed, and with respect to any prospectus, proxy statement, sales literature or advertising material, did not during the period of its authorized use, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were or are made, not misleading.
(m)    The statements of net assets or assets and liabilities and schedule of investments included in the Fund Financial Statements present fairly in all material respects the financial position of each of the Funds as at the respective dates thereof, and the statements of operations and changes in net assets included in the Fund Financial Statements present fairly in all material respects the results of operations and cash flows of each of the Funds for the respective periods indicated, in each case in accordance with GAAP, except: (a) as may be stated in the footnotes to such financial statements, and (b) that the unaudited financial statements are subject to year-end adjustments in the ordinary course of business consistent with industry practice. The Funds have no liabilities, whether absolute, contingent or otherwise, that are not disclosed in the Fund Financial Statements or the footnotes to such financial statements, other than liabilities arising in the ordinary course of business since the date of such financial statements and that are not in excess of the expense ratios disclosed in the applicable Fund’s prospectus. Correct and complete copies of the Fund Financial Statements have been provided to the Purchaser. There have been no material deficiencies or weaknesses in the design or operation of internal controls over financial reporting or disclosure controls and procedures that have adversely affected or would reasonably be expected to adversely affect any Fund’s ability to record, process, summarize, and report financial information.
2.9    No Other Representations.  Except for the representations and warranties expressly set forth in this Section 2, the Seller makes no representation or warranty, express or implied, at law or in equity, in respect of the Seller or any of its assets, liabilities, or operations, including, without limitation, any implied representation or warranty as to the condition, merchantability, suitability, or fitness for a particular purpose, and expressly disclaims any such representation or warranty.
3    Representations and Warranties of the Purchaser. The Purchaser represents and warrants to the Seller as follows:

3.1    Company Status and Authority.   The Purchaser is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware and has the requisite power and authority to execute and deliver this Agreement and perform its obligations hereunder. The execution, delivery, and performance of this Agreement have been duly authorized by all necessary action of the Purchaser, including under its governing documents. This Agreement has been duly executed and delivered by the Purchaser and constitutes the valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, except as limited by laws affecting the enforcement of creditors’ rights generally or by general equitable principles.
3.2    No Conflicts; Consents and Approvals, etc.

(a)    Except as provided in Section 4.4 below, the execution, delivery and performance of this Agreement by the Purchaser will not result in: (i) any conflict with the certificate of formation, operating agreement or other governing documents of the Purchaser, (ii) any breach or violation of, or default under, Applicable Law or any mortgage, lease, agreement, deed of trust, indenture or any other instrument to which the Purchaser is a party or by which the Purchaser or any of its properties or assets are bound, or (iii) the creation or imposition of any lien, except for such breaches, violations or defaults, and such liens which would not, individually or in the aggregate, impair the ability of the Purchaser to fulfill its obligations hereunder.
(b)    Except as provided in Section 4.4 below, no consent, approval or authorization of, or filing with any third party or governmental authority is required on the part of the Purchaser in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

3.3    Litigation.   There are no judicial or administrative actions, proceedings or investigations pending or, to the knowledge of the Purchaser, threatened, which question the validity, or would prevent or impair Purchaser’s performance, of this Agreement or any action taken or to be taken by the Purchaser in connection herewith.

3.4    Brokers.   All negotiations relating to this Agreement and the transactions contemplated hereby have been carried out without the intervention of any Person acting on behalf of the Purchaser in such manner as to give rise to any valid claim against the Purchaser or the Seller for any brokerage or finder’s commission, fee, or similar compensation.
3.5    Investment Advisory Matters.
(a)    The Purchaser has adopted a formal code of ethics, a written policy regarding insider trading and other policies and procedures required to be adopted under Rule 206(4)-7 under the Advisers Act and, with respect to such code of ethics, Rule 17j-1 under the Investment Company Act. Such code of ethics complies in all material respects with Rule 204A-1 under the Advisers Act and Rule 17j-1 under the Investment Company Act. There have been no material violations of such code of ethics, and the Purchaser has not received a written notice from any Governmental Authority (i) asserting any material violation of such codes of ethics or (ii) indicating that the Purchaser is under any investigation by any Governmental Authority for any alleged violation of such code of ethics. The policies and procedures of the Purchaser with respect to avoiding conflicts of interest, or the conflicts of interest that exist, as the case may be, are described in its most recent Form ADV (or incorporated by reference therein), as amended. As of the date of this Agreement, there have been no material violations of such policies.
(b)    None of the Purchaser or any other Person “associated” (as defined under the Advisers Act) with the Purchaser: (i) is ineligible under the Advisers Act to serve as a Person associated with a registered investment adviser, and (ii) has been convicted of any crime or is or has been subject to any disqualification that would be a basis for denial, suspension or revocation of registration of an investment adviser under Section 203(e) of the Advisers Act, and to the Purchaser’s knowledge, there is no basis for any such disqualification, denial, suspension or revocation.
(c)    None of the Purchaser or any of the directors, officers or employees of the Purchaser, is subject to any cease and desist, censure or other disciplinary or similar order issued by, or is a party to any written agreement, consent agreement, memorandum of understanding or disciplinary agreement with, or is a party to any commitment letter or similar undertaking to, or subject to any order or directive by, or a recipient of any supervisory letter from, any governmental authority that would impair the ability of Purchaser to carry out its obligations under this Agreement.
(d)    The Purchaser and each of its directors, officers and employees has complied in all material respects with, and has not been and is not now in violation in any material respect of, Applicable Law, except for violations, if any, that individually and in the aggregate, have not been, and would not reasonably be expected to be material to the business of the funds advised or sub-advised by the Purchaser. Neither the Purchaser nor any of its directors, officers or employees has received any written notice relating to any alleged violation of any Applicable Law from any Governmental Authority, or of any investigation with respect thereto, except for violations, if any, that, individually and in the aggregate, have not been, and would not reasonably be expected to be, material to the business of the funds advised or sub-advised by the Purchaser.

(e)    The Purchaser is, and at all times since it has been required by the Advisers Act to be registered with the SEC has been, duly registered under the Advisers Act as an investment adviser with the SEC. The Purchaser is, and at all times since required by Applicable Law has been, duly registered, licensed, qualified or has made a notice of filing as an investment adviser in each jurisdiction where the conduct of its business requires such registration or notice filing. The information contained in the Purchaser’s most recent Form ADV was true and complete in all material respects at the time of filing and the Purchaser has made all amendments to such Form ADV as it is required to make under Applicable Laws except as has not been, and would not reasonably be expected to be, material to the business of the funds advised or sub-advised by the Purchaser.
3.6    Solvency.   Immediately after giving effect to the transactions contemplated by this Agreement, the Purchaser shall (a) be able to pay its debts as they become due; (b) own property which has a fair saleable value greater than the amounts required to pay its debts (including a reasonable estimate of the amount of all contingent liabilities); and (c) have adequate capital to carry on its business. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated by this Agreement with the intent to hinder, delay, or defraud either present or future creditors of the Purchaser.

3.7    Anti-Corruption Laws. None of the Purchaser or, to the Purchaser’s knowledge, any employee of the Purchaser, has, in the past two years, violated or been convicted of violating the United States Foreign Corrupt Practices Act of 1977, as amended, and any other similar laws concerning or relating to bribery or corruption, other than any such violations would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the Purchaser or the funds advised or sub-advised by the Purchaser.

4    Covenants.

4.1    Conduct of Business, etc.  From the date hereof until the Closing, except for entering into and performing its obligations under this Agreement and subject to Applicable Law, the Seller shall cause the business of each Fund to be conducted in the ordinary course in substantially the same manner in which it previously has been conducted.
4.2    Payment of Transaction-Related Expenses.  Each of Seller and Purchaser shall pay for any third party costs, fees, or expenses incurred by it in connection with the transactions contemplated hereby. In the case of Seller, such costs, fees, and expenses shall include without limitation: (i) all transfer, sales, use, and similar taxes arising out of the sale of the Purchased Assets pursuant to this Agreement; and (ii) all costs incurred in connection with seeking and obtaining shareholder approval of the transactions contemplated hereby, proxy solicitation costs, and printing and mailing expenses, regardless whether or not the transactions contemplated by this Agreement are consummated (collectively, the “Proxy Actions”). In the case of Purchaser, such costs, fees, and expenses shall include without limitation: (i) all costs, fees and expenses in connection with the formation, establishment, and registration of the Acquiring Funds; and (ii) all costs, fees and expenses related to the Reorganization, other than the costs related to the Proxy Actions. To the extent applicable, Seller shall reimburse Purchaser for any reasonable documented out-of-pocket expenses incurred by the Purchaser in connection with facilitating the Proxy Actions. In the event that there is any disagreement or lack of clarity as to whether a cost, expense, or fee is the Seller’s or Purchaser’s responsibility, the parties shall discuss and reach mutual agreement on the issue.

4.3    Publicity.   No press release or public announcement related to this Agreement, or the transactions contemplated hereby, shall be issued or made without the joint approval of the Seller and the Purchaser; provided, however, that if required by law or the rules of any exchange on which the shares of the Purchaser’s ultimate parent company or the shares of the Seller or the Seller’s ultimate parent company are listed (in the reasonable opinion of counsel), such party may make such disclosures as may be required to comply with such law or rules, in which case the other party shall have the right to review such press release or announcement in advance.

4.4    Consummation of the Transaction.
(a)    Each of Seller and Purchaser shall use its commercially reasonable best efforts to: (i) bring about the satisfaction as soon as possible of all the conditions contained in Section 5, and (ii) perform and fulfill all conditions and obligations to be performed and fulfilled by it under this Agreement, to the end that the transactions contemplated by this Agreement shall be fully carried out. Without limiting the generality of the foregoing, the parties shall apply for and diligently prosecute all applications for, and shall use their commercially reasonable efforts promptly to obtain, such consents, authorizations, and approvals from such third parties and governmental authorities (including the Securities and Exchange Commission) as shall be necessary to permit the consummation of the transactions contemplated by this Agreement, including all action by Purchaser necessary for Purchaser to obtain any required authorizations to purchase the Purchased Assets and to operate and manage the Acquiring Funds. Specifically, in furtherance of the foregoing, each of the Seller and the Purchaser, as applicable, shall use their respective commercially reasonable efforts to:
i.obtain, as soon as reasonably practicable following the date of this Agreement, (A)(x) the approval of the Board of Trustees of each of the Funds (including the separate approval of a majority of the Independent Trustees) of the transfer of all of the assets of each Fund to the corresponding Acquiring Funds, in exchange for: (I) the assumption by the corresponding Acquiring Fund of all of the liabilities of the Fund, and (II) shares of the corresponding Acquiring Fund, pursuant to the terms of an Agreement and Plan of Reorganization in a form mutually agreeable to the Seller and the Purchaser (the “Reorganizations”), (y) the convening of a meeting of the shareholders of each Fund (the “Shareholder Meetings”) to be held as soon as reasonably practicable to vote upon the Reorganizations and such other matters as may properly come before the meeting (the “Shareholder Matters”), the preparation and filing of a proxy statement, the setting of a record date and taking other measures necessary for the Shareholder Meetings to be held as soon as reasonably practicable, and (z) such other matters as may be required (to the extent mutually agreed by the Seller and the Purchaser, such agreement to not be unreasonably withheld) to consummate the Reorganizations and the transactions contemplated by this Agreement (the “Additional Matters”), (B) the positive recommendation of the Board of Trustees of each of the Funds to shareholders of each Fund of the above-described matters (the approvals described in this paragraph (i), collectively, the “Required Fund Board Approvals”);
ii.subject to the Required Fund Board Approvals first being obtained, (A) cause the applicable Shareholder Meetings to be convened, (B) obtain the requisite proxies of shareholders in advance of the applicable Shareholder Meetings to approve the applicable Shareholder Matters, and (C) obtain the approval by shareholders of the applicable Fund of the applicable Shareholder Matters and, if any, the applicable Additional Matters to the extent requiring shareholder approval (the approvals of applicable Fund shareholders described in this clause (C), the “Required Shareholder Approvals”);
iii.obtain, as soon as reasonably practicable following the date of this Agreement, the approval of the Board of Trustees of each of the Acquiring Funds (including the separate approval of a majority of the Independent Trustees) of the Reorganizations, including the filing of a registration statement on Form N-14 to register shares of the Acquiring Funds to be issued in connection with the Reorganizations, and such other matters as may be required (to the extent mutually agreed by the Seller and the Purchaser, such agreement to not be unreasonably withheld) to consummate the Reorganizations and the transactions contemplated by this Agreement (the approvals described in this paragraphs (iii), together with the Required Fund Board Approvals and the Required Shareholder Approvals, the “Required Approvals”).
(b)    Purchaser and Seller each agree to use reasonable best efforts and to cooperate with the other party in all reasonable respects to prepare necessary proxy statements and all other shareholder communications to obtain all Required Shareholder Approvals to carry out the transactions contemplated by this Agreement. Seller and Purchaser agree that none of the information supplied or to be supplied by each of them for inclusion or incorporation by reference in such proxy statements will, at the date of mailing to the shareholders of the Funds, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.
4.5    Intercompany Accounts. All monetary obligations of the Funds to the Seller or the Seller’s Affiliates shall be deemed due as of the Closing, and Purchaser shall cause such obligations to be paid promptly following Closing.
4.6    Accounts Receivable. Seller shall use its reasonable best efforts to collect all accounts or notes receivable due to the Seller from or in connection with the Funds at or prior to the Closing. In the event all such accounts or notes receivable are not collected prior to the Closing, the Purchaser shall pay any such amounts to Seller upon receipt thereof, and shall remain liable to the Seller, and shall indemnify the Seller, for the amounts due under this Section 4.6 until all such amounts are paid in full to the Seller.

5.    Conditions Precedent.

5.1    General.
  The respective obligations set forth herein of the Seller and the Purchaser to consummate the sale and purchase of the Purchased Assets at the Closing shall be subject to the fulfillment, on or before the Closing Date, in the case of the Seller, of the conditions set forth in Sections 5.2 and 5.3, and in the case of the Purchaser, of the conditions set forth in Sections 5.2 and 5.4.

5.2    Conditions to Obligations of Both Parties.
(a)    Receipt of Closing Deliveries. Each party shall have received all of the closing deliveries from the other party pursuant to Section 1.

(b)    Fund Shareholder Approvals. All Required Approvals shall have been obtained in accordance with Applicable Law.
(c)    Reorganizations. Each of the Reorganizations shall be consummated simultaneously with the Closing.
(d)    No Injunction.   There shall not be in effect any injunction or other order issued by a court of competent jurisdiction restraining or prohibiting the consummation of the transactions contemplated by this Agreement.
5.3    Conditions to Obligations of the Seller.
(a)    Representations and Warranties of the Purchaser. The representations and warranties in Section 3 shall be true and correct when made and at and as of the Closing with the same effect as though made at and as of such time, with such exceptions as are not in the aggregate material. The Purchaser shall have duly performed and complied in all material respects with all agreements contained herein required to be performed or complied with by it at or before the Closing.

(b)    Separation Agreements. Each of the Key Employees listed on Schedule 5.4(b): (i) has executed a Separation Agreement with Seller before or simultaneously with the execution of this Agreement; and: (ii) shall be employed by the Seller until the Closing and shall not have given notice to the Seller (except as contemplated by the Closing) that he intends to terminate his employment with Seller.
(c)    Officer’s Certificate. The Purchaser shall have delivered to the Seller a certificate, dated the Closing Date and signed by an authorized officer thereof, as to the fulfillment of the conditions set forth in Section 5.3(a).

5.4    Conditions to Obligations of the Purchaser.

(a)    Representations and Warranties of the Seller.
The representations and warranties in Section 2 shall be true and correct when made and at and as of the Closing with the same effect as though made at and as of such time, with such exceptions as are not in the aggregate material. The Seller shall have duly performed and complied in all material respects with all agreements contained herein required to be performed or complied with by it at or before the Closing.

a.Employment Agreements. Each of the Key Employees listed on Schedule 5.4(b) that executed an Employment Agreement: (i) shall be employed by the Seller at the Closing and shall not have given notice to the Seller or Purchaser that he intends to terminate his employment with Seller (except as contemplated by the Closing) or with the Purchaser; and (ii) each such Employment Agreement shall be effective as of the Closing.
b.Closing Date Net Revenues. The amount of the Closing Date Net Revenues shall be 70% or more of the amount of the Base Date Net Revenues.

c.Officer’s Certificate. The Seller shall have delivered to the Purchaser a certificate, dated the Closing Date and signed by an authorized officer thereof, as to the fulfillment of the conditions set forth in Section 5.4(a).
6    Covenants and Agreements.

6.1    Non-Solicitation; Non-Competition.

(a)Each party agrees that, from the date of this Agreement until the Anniversary Date, neither it nor any of its directors, officers, managers, managing members, partners and employees, agents, advisors or subsidiaries (collectively, “Representatives”) will directly or indirectly, solicit for employment or employ or cause to leave the employ of the other party or any of its Affiliates any individual serving as an officer of the other party or any employee of the other party without obtaining the prior written consent of the other party (the “Restricted Persons”),which limitation shall not apply to any solicitation by the Purchaser or its Affiliates of current Seller employees John McClain, Jack Parker, and Bill Zox (each, a “Key Employee”). The foregoing shall not preclude either party from hiring or soliciting: (i) any person as a result of placing general solicitation advertisements (including, without limitation, any general recruitment efforts conducted by any recruitment agency), in each case not specifically targeted at hiring any Restricted Persons, (ii) any persons with whom a party has had contact regarding possible employment prior to the date of this Agreement , (ii) persons who are referred to either party by search firms, employment agencies or other similar entities provided that such entities have not been specifically instructed to solicit any Restricted Persons, (iv) persons who contact either party on his or her own accord with no solicitation or (v) persons who have not been employed by a party for a period of six months prior to the date such persons were first solicited for employment by the other party .

(b)Seller acknowledges that: (i) the Purchaser is acquiring certain confidential information pertaining to the Funds through the transactions contemplated by this Agreement (“Funds Confidential Information”) consisting of any and all: (A) nonpublic information concerning each of the Funds and each of their respective shareholders, including the identity of shareholders of the Funds; (B) information concerning the Funds, however documented, and (C) notes, analysis, compilations, studies, summaries, working papers or other materials prepared by or for Seller containing, based on, in whole or in part, or derived from any information included in clauses (A) or (B) above; (ii) the products and services comprising the Funds are, or may be, marketed throughout the United States; (iii) the Funds compete with other businesses that are or could be located in any part of the United States; (iv) Purchaser has required the covenants set forth in this Section 6.1 as a condition to Purchaser entering into this Agreement; (v) the covenants set forth in this Section 6.1 are reasonable and necessary to protect and preserve the Business; and (vi) Purchaser will be irreparably harmed and damaged if any of the covenants in this Section 6.1 are breached. Anything contained herein to the contrary notwithstanding, Seller shall retain equal rights in, and be permitted to continue to use, all Funds Confidential Information concerning clients of the Funds that are also clients of other funds, investment vehicles, or accounts managed by the Seller or its Affiliates.

(c)Seller agrees that, except as otherwise provided in this Section 6.1, from and after the Closing, Seller will not, and will not permit any of its Affiliates to, at any time, disclose to any unauthorized Person or use for its own account (except as required as part of maintaining business records) or for the benefit of any third party any Funds Confidential Information, whether it has such information in memory or embodied in a writing or other physical form, without Purchaser’s prior written consent, unless and to the extent that: (i) the Funds Confidential Information is or becomes generally known to the public other than as a result of a breach of the provisions of this Section 6.1 by Seller; (ii)

the public disclosure thereof is required by a court of competent jurisdiction or otherwise by Applicable Law; (iii) the disclosure thereof is necessary in connection with the enforcement of this Agreement or (iv) the disclosure thereof is required by Applicable Law, regulation, subpoena, court order, inquiry or request from a court or an administrative or regulatory agency or self-regulatory organization having competent jurisdiction. If Seller becomes legally compelled to disclose any Funds Confidential Information, Seller shall: (A) provide Purchaser with prior written notice (to the extent not prohibited under Applicable Law) of the need for such disclosure and the required content of such disclosure; (B) if disclosure is required, furnish only that portion of the Funds Confidential Information which, upon the advice of counsel to the Seller, is legally required; and (C) reasonably cooperate with Purchaser, at Purchaser’s request and sole expense, to enable Purchaser to obtain reasonable assurances that confidential treatment will be accorded to the Funds Confidential Information. As requested by Purchaser, Seller agrees to deliver to Purchaser at any time at or following the Closing, a copy or an original of any or all Funds Confidential Information, whether in hardcopy, electronic, disk or other form, that may be in the Seller’s possession or control; provided, however, Seller may retain a copy of such Funds Confidential Information solely for the purposes of, and to the extent necessary in connection with, any audit, accounting matter, investigation, legitimate business recordkeeping, litigation or compliance or regulatory requirement applicable to Seller or any of its Affiliates. The obligations in this Section 6.1(c) shall survive the Closing indefinitely.

(d)For and in consideration of the payments to be received under this Agreement in connection with the Transactions, and for other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Seller agrees that, until: (i) two years from the Closing Date, if pursuant to the terms of Section 1.1 and 1.3, Purchaser is obligated to pay only the Initial Purchase Price, and (ii) two years from the Anniversary Date, if pursuant to the terms of Section 1.1 and 1.3 Purchaser is obligated to pay the Initial Purchase Price and any Additional Payments, it shall not, and shall not permit any of its subsidiaries to, directly or indirectly, whether for its own account or the account of another Person, invest in, own, manage, operate, finance or control or participate in the ownership, management, operation, financing or control of any entity that derived more than one-third (1/3) of its gross revenues for the most recently-completed fiscal year from mutual funds with a strategy and investment philosophy substantially similar to the strategy and investment philosophy of either fund as of the Closing, provided, however, that the forgoing limitation shall not apply to activities undertaken (i) by Seller in connection with their investment of client assets; (ii) by the Seller in connection with the conduct of its businesses as of the Closing Date, and (iii) for the avoidance of doubt, by Seller in the acquisition of or merger with another investment manager that derived less than one-third (1/3) of its gross revenues for the most recently-completed fiscal year from mutual funds with a strategy and investment philosophy substantially similar to the strategy and investment philosophy of either fund as of the Closing.

(e)From the date of this Agreement until the Closing, the Seller shall not (and shall cause its Affiliates and their respective officers, managers and employees not to): (1) take or fail to take any actions, (2) act in bad faith, with willful misconduct, or with gross negligence, or (3) otherwise manage the Funds in any manner with the intention, or the reasonably foreseeable result, of artificially inflating the Closing Date Net Revenues or otherwise circumvent the terms of the Closing Date Net Revenues as contemplated by this Agreement.

6.2     Certain Agreements of Purchaser Regarding the Acquiring Funds. From the date of the Closing until the Anniversary Date, the Purchaser shall (and shall cause its Affiliates and their respective officers, managers and employees to):

(a) conduct the business of each Acquiring Fund in the ordinary course using the same degree of skill, care, and attention as it uses to manage its other open-end management company registered under the Investment Company Act;

(b) not act in bad faith, with willful misconduct, or with gross negligence, or otherwise manage the Acquiring Funds in any manner with the intention, or the reasonably foreseeable result, of reducing the amount of the Additional Payment(s) or otherwise circumventing the terms of the Additional Payment(s) contemplated by this Agreement; and

(c) not solicit any shareholder in the Acquiring Funds to move such shareholder’s investment from the Acquiring Funds into other funds, collective investment vehicles, or separately managed accounts owned, managed, or established by Purchaser or its affiliates in any manner with the intention, or the reasonably foreseeable result, of reducing the amount of the Additional Payment(s) or otherwise circumventing the terms of the Additional Payment(s) contemplated by this Agreement; and not terminate its advisory services or management of the Acquiring Funds (without making payment to the Seller pursuant to Section 1.3(f)).

6.3    Use of Sellers’ Marks. The Purchaser shall not use the trademarks, service marks, brand names or trade, corporate, or business names of the Seller or of any of its subsidiaries or affiliates in print or other advertising media or in any other manner; provided, however, that the Purchaser may refer to the Funds’ and each of the Key Employee’s past relationship with the Seller and all other information included in the Books and Records, including the marketing materials and historical track records of each of the Funds. The Seller also agrees that the Purchaser shall have permission to use any materials authored by the Key Employees while employed at the Seller (or its predecessors); provided that any future use will not make reference to the Seller or any affiliate of the Seller, except as permitted hereby.

    6.4    Purchaser AUM Statements. From the Closing Date through the Anniversary Date, Purchaser shall provide to Seller each month, within two (2) Business Days of the end thereof, a statement setting forth the AUM of each Acquiring Fund and the aggregate amount thereof.

    6.5 Non-Disparagement. From the date hereof until: (i) two years from the Closing Date, if pursuant to the terms of Section 1.1 and 1.3, Purchaser is obligated to pay only the Initial Purchase Price, and (ii) two years from the Anniversary Date, if pursuant to the terms of Section 1.1 and 1.3 Purchaser is obligated to pay the Initial Purchase Price and any Additional Payments, each of Purchaser and Seller agrees that it will not disparage or defame the other party, its Affiliates or any of their directors, officers, employees, services, products, or processes. This Section 6.5 shall not prohibit either party, its Affiliates, or any of such party’s or its Affiliates’ directors, officers, or employees, from: (i) communicating truthfully with any Governmental Authority, including without limitation, the U.S. Department of Justice, the U.S. Securities and Exchange Commission, NASDAQ, or the New York Stock Exchange; or (ii) responding truthfully to, cooperating with, testifying, assisting or participating in any governmental investigation, proceeding, hearing, subpoena, court order, inquiry, or request conducted, issued, or made by a Governmental Authority, including by providing documents or other information. Solely for purposes of this paragraph, Purchaser’s sole Affiliate shall be Franklin Resources, Inc.

7.     Indemnification.

7.1     Indemnification by the Seller. Subject to the limitations in this Section 7, Seller agrees to indemnify Purchaser, its Affiliates, their respective directors, officers, employees and agents and each of the successors and assigns of any of the foregoing (the “Purchaser Indemnified Parties”) against, and agrees to hold such Purchaser Indemnified Parties harmless from, all losses costs, damages, liabilities, claims, demands, judgments, fines, settlements, fees and expenses, whether governmental or non-governmental (including reasonable out-of-pocket expenses of investigation and reasonable out-of-pocket attorneys’ fees and expenses in connection with any claim, action, suit, arbitration or other proceeding, whether involving a third party claim or a claim between the parties) (collectively, “Losses”), incurred or resulting from: (i) any inaccuracy of any representation or warranty made by Seller in this Agreement or the Seller Officer’s Certificate, or (ii) any breach of any covenant or agreement on the part of Seller under this Agreement.

7.2    Indemnification by the Purchaser. Subject to the limitations in Sections 7.1(c) and (d), Purchaser agrees to indemnify Seller, its affiliates, their respective directors, officers, employees and agents and each of the successors and assigns of any of the foregoing (the “Seller Indemnified Parties”) against, and agrees to hold such Seller Indemnified Parties harmless from all Losses incurred or resulting from (i) any inaccuracy of any representation or warranty made by Purchaser in this Agreement or the Purchaser Officer’s Certificate or (ii) any breach of any covenant or agreement on the part of the Purchaser under this Agreement.
7.3    Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein shall survive the Closing and shall remain in full force and effect until the date that is eighteen (18) months from the Closing Date, other than: (i) the Fundamental Representations, which shall survive until the expiration of the applicable statutory period of limitations (including extensions thereof), or if there is no applicable statutory period of limitations, shall survive indefinitely; and (ii) the Tax Representations, which shall survive until six (6) months following the expiration of the applicable statutory period of limitations (including any extensions thereof). None of the covenants or other agreements contained in this Agreement shall survive the Closing Date other than those which by their terms contemplate performance after the Closing Date, and each such surviving covenant and agreement shall survive the Closing for the period contemplated by its terms. Notwithstanding the foregoing, any claims asserted in good faith with reasonably specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of such survival period and such claims shall survive until finally resolved.
7.4    Certain Limits.
(a)    Each of Purchaser and Seller shall take, and cause its affiliates to take, all reasonable steps to mitigate any Loss upon becoming aware of any event or circumstance that would be reasonably expected to, or does, give rise thereto, including incurring costs only to the minimum extent necessary to remedy the breach that gives rise to such Loss.

(b)    Notwithstanding anything to the contrary contained in this Agreement (except to the extent such damages are actually paid, awarded or incurred in connection with a third party claim), no party shall be liable under this Section 7 for any punitive, exemplary, consequential, indirect or special damages, any lost profits or diminution of value, or similar damages or losses.

(c)    Payments pursuant to this Section 7 in respect of any Loss shall be limited to the amount of any liability or damage that remains after deducting therefrom any insurance proceeds and any indemnity, contribution or other similar payment actually received by a Purchaser Indemnified Party or Seller Indemnified Party, as applicable, in respect of any such claim, less any related costs and expenses, including the aggregate cost of pursuing any related insurance claims and any related increases in insurance premiums or other chargebacks (it being agreed that no party shall have any obligation to seek to recover any insurance proceeds in connection with making a claim under this Section 7 and that, promptly after the realization of any insurance proceeds, indemnity, contribution or other similar payment, the Seller Indemnified Party or Purchaser Indemnified Party, shall reimburse the Purchaser or Seller, as applicable, for such reduction in Losses for which the Seller Indemnified Party or Purchaser Indemnified Party, as applicable, was indemnified prior to the realization of reduction of such Losses).

(d)    Anything contained in this Agreement to the contrary notwithstanding, neither party hereto shall have any payment obligations to the other party hereto under this Section 7, other than for Fundamental Representations or Tax Representations unless and until the Losses for which such party is required to indemnify the other party exceeds $25,000 (the “Deductible”) and thereafter only to the extent such Losses exceed the Deductible.

(e)    Other than with respect to any indemnification claim for Losses arising from or resulting from willful misrepresentation, gross negligence or fraud under the laws of the State of Delaware, or in respect of any failure of the Fundamental Representations and the Tax Representations to be true and correct, the maximum aggregate liability of the Seller for all indemnification obligations under this Agreement for Losses shall be the Initial Purchase Price, and the maximum aggregate liability of the Purchaser for all indemnification obligations under this Agreement for Losses shall be the Initial Purchase Price.

For the avoidance of doubt, for any Loss or Losses for which the Seller has liability pursuant to Section 7.1, the Purchaser shall be entitled to reduce the Additional Payments (such reduction in Additional Payments, a “Liability Retention Amount”), by: (i) if the Purchaser is reasonably able, in its discretion, to estimate the amount of such Loss or Losses at the time of an indemnification claim, an amount equal to the lesser of (A) fifty percent (50%) of the Purchaser’s estimate of the amount of such Loss or Losses and (B) fifty percent (50%) of the Additional Payments amount, and (ii) if the amount of such Loss or Losses is not known by the Purchaser at the time of such indemnification claim, an amount equal to fifty percent (50%) of the Additional Payments amount. In addition, once the amount of any such Loss or Losses has been determined for an indemnification event, the amount of any Liability Retention Amount in excess of the determined amount of such Loss or Losses shall be payable pursuant to the Section 1.3, or, if the procedures set forth in Section 1.3 have been completed, promptly paid to Seller.

(f)    The parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims for Losses (other than claims arising from Fraud) shall be pursuant to the indemnification provisions set forth in this Section 7.

7.5    Procedure.
(a)    The Purchaser, on the one hand, and Seller, on the other hand, each agrees to notify promptly each other if either of them becomes aware of any Losses with respect to which indemnity may be asserted under this Section 7 (hereinafter referred to for purposes of this Section 7(d) as a “claim”), provided, however, that failure to notify the indemnifying party shall not relieve such party from liability except to the extent such party is materially prejudiced thereby.
(b)    The party entitled to indemnity (the “Indemnitee”) shall permit the party responsible for such indemnity (the “Indemnitor”) to assume, by giving written notice to the Indemnitee within forty-five (45) calendar days after receipt of notice of such claim, the defense of any third-party claim or any litigation resulting from such third-party claim at its own cost and, at its own expense, to employ counsel reasonably acceptable to the Indemnitee; provided, however, that if the Indemnitor is Seller, such Indemnitor shall not have the right to assume, defend or direct the defense of any such claim or demand that (x) seeks an injunction or other equitable relief against the Indemnitee, (y) relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation against the Indemnitee, or (z) the Indemnitor and the Indemnitee are both named parties to the proceedings and the Indemnitee shall have concluded in good faith that there is a conflict of interest between the Indemnitor and the Indemnitee. If the Indemnitor assumes the defense of any such claim or Litigation resulting therefrom, the Indemnitee may participate, at its expense, in the defense of such claim or Litigation; provided, however, that the Indemnitor shall direct and control the defense of such claim or Litigation to the extent related to its indemnification obligation; and provided, further, however, that, if the Indemnitor proposes that the same counsel represent both the Indemnitee and the Indemnitor and representation of both parties by the same counsel is subject to a conflict of interest in the reasonable conclusion of the Indemnitee upon the advice of legal counsel, then the Indemnitee shall have the right to retain its own counsel at the cost and expense of the Indemnitor. The Indemnitor shall not consent to any settlement or to the entry of any judgment which does not include a complete release of the Indemnitee, from all liability with respect thereto or which imposes any liability or obligation on the Indemnitee, other than an obligation to pay money which will be satisfied by the Indemnitor, without the written consent of the Indemnitee, which shall not be unreasonably withheld, conditioned or delayed. The Indemnitee shall make available to the Indemnitor all records and other materials in the possession or under the control of the Indemnitee and required by the Indemnitor in defending any such claim, and shall in all respects give reasonable cooperation in such defense.

(c)    If the Indemnitor does not assume the defense of any such third-party claim or Litigation resulting therefrom, by giving written notice to the Indemnitee within forty-five (45) calendar days of receipt of notice of such claim, the Indemnitee may defend against such claim or Litigation in a reasonable and customary manner. The Indemnitee shall not consent to entry of any judgment or enter into any settlement of such claim or Litigation without the written consent of the Indemnitor, which consent shall not be unreasonably withheld, conditioned or delayed. The Indemnitor shall promptly reimburse the Indemnitee from time to time for any and all amounts reasonably paid for or incurred by the Indemnitee and for which the Indemnitor is obligated pursuant to this Section 7, upon submission by the Indemnitee of a statement reflecting the basis upon which such amounts are sought and the computation of such amounts.
(d)    Tax Treatment of Indemnification Payments. The parties agree that any payment made under this Section 7 shall be treated by such parties as an adjustment to the Purchase Price.
8    Termination. This Agreement may be terminated at any time prior to the Closing as follows:

(a)    by mutual written consent of the Purchaser and the Seller;
(b)    upon the issuance by any governmental authority of an order, decree or ruling or their taking of any other action restraining, enjoining or otherwise prohibiting the transactions contemplated hereby, which order, decree, ruling or any other action shall have become final and nonappealable;
(c)    by either the Purchaser or Seller if the Closing has not have occurred on or before the later of September 30, 2021, or such later date as may have been agreed upon in writing by the parties hereto; provided, however, that no termination may be made under this Section 7.1(c) if the failure to close was caused by the action or inaction of the terminating party;
(d)    by the Purchaser upon a breach of any covenant or agreement on the part of the Seller set forth in this Agreement, or if any representation or warranty of the Seller shall have become untrue, in either case such that the condition set forth in Section 5.4(a) could not be satisfied; provided, however, that, if such breach is curable by Seller, for so long as the Seller continues to exercise such commercially reasonable efforts, the Purchaser may not terminate this Agreement under this Section 7.1(d); or
(e)    by Seller upon a breach of any covenant or agreement on the part of the Purchaser set forth in this Agreement, or if any representation or warranty of the Purchaser shall have become untrue, in either case such that the condition set forth in Section 5.3(a) hereof would not be satisfied; provided, however, that, if such breach is curable by the Purchaser, for so long as the Purchaser continues to exercise such reasonable commercially efforts, the Seller may not terminate this Agreement under this Section 7.1(e).
9    General Provisions.

9.1    Modification; Waiver.
  This Agreement may be modified only by a written instrument executed by the parties hereto. Any of the terms and conditions of this Agreement may be waived in writing at any time on or prior to the Closing Date by the party entitled to the benefits thereof.
9.2    Entire Agreement.  This Agreement, including the schedules and exhibits hereto (which are hereby incorporated by reference and made a part hereof) is the entire agreement of the parties with respect to the subject matter hereof and supersedes all other prior agreements, understandings, documents, projections, financial data, statements, representations and warranties, oral or written, express or implied, between the parties hereto and their respective affiliates, representatives, and agents in respect of the subject matter hereof.

9.3    Certain Limitations; Purchaser Acknowledgement. It is the explicit intent and understanding of each of the parties hereto that neither party nor any of its affiliates, representatives or agents is making any representation or warranty whatsoever, oral or written, express or implied, other than those set forth in Section 2 and Section 3 and neither party is relying on any statement, representation or warranty, oral or written, express or implied, made by the other party or such other party’s affiliates, representatives, or agents, except for the representations and warranties set forth in such sections. The parties agree that this is an arm’s length transaction in which the parties’ undertakings and obligations are limited to the performance of their obligations under this Agreement. The Purchaser acknowledges that it is a sophisticated investor, that it has undertaken a full investigation of the Purchased Assets, and that it has only a contractual relationship with the Seller based solely on the terms of this Agreement, and that there is no special relationship of trust or reliance between the Purchaser and the Seller.

9.4    Expenses. Except as expressly provided in Section 4.2, whether or not the transactions contemplated herein shall be consummated, each of the Purchaser and the Seller shall pay its own expenses incident to the preparation and performance of this Agreement.

9.5    Further Actions. Each party shall execute and deliver such certificates and other documents and take such other actions as may reasonably be requested by the other party in order to consummate or implement the transactions contemplated hereby.

9.6    Post-Closing Access.

(a)In connection with any matter relating to any period prior to, or any period ending on, the Closing, the Purchaser shall, upon the request and at the expense of the Seller, permit the Seller and its representatives full access at all reasonable times to the books and records of the Seller, and the Purchaser shall execute such documents as the Seller may reasonably request to enable the Seller to file any required reports or tax returns. The Purchaser shall not dispose of such books and records during the seven-year period beginning with the Closing Date without the Seller’s consent, which consent shall not be unreasonably withheld. Following the expiration of such seven-year period, the Purchaser may dispose of such books and records at any time upon giving sixty (60) days’ prior written notice to the Seller, unless the Seller agrees to take possession of such books and records within sixty (60) days at no expense to the Purchaser.

(b)The Seller shall, upon the request of the Purchaser, provide the Purchaser and its representatives with full access to any Books and Records relating to the Purchased Assets in the possession of the Seller. The Seller shall not dispose of such Books and Records during the seven-year period beginning with the Closing Date without the Purchaser’s consent, which consent shall not be unreasonably withheld. Following the expiration of such seven-year period, the Seller may dispose of such Books and Records at any time upon giving sixty (60) days’ prior written notice to the Purchaser, unless the Purchaser has already taken possession of all such Books and Records or agrees to take possession before the expiration of the sixty (60) day notice period.

9.7    Notices. All notices, requests, demands, and other communications hereunder shall be in writing and shall be deemed to have been duly given or made as follows: (a) if sent by reputable overnight air courier (such as UPS, DHL or Federal Express), two (2) Business Days after mailing; (b) if sent by facsimile or email transmission, with a copy mailed on the same day in the manner provided in (a) above, when transmitted; or (c) if otherwise actually personally delivered, when delivered. All such notices, requests, demands, and other communications and shall be delivered as follows:

if to the Seller:

Diamond Hill Capital Management, Inc.
325 John H. McConnell Boulevard, Suite 200
Columbus, OH 43215-2232

With a copy to:

Vorys, Sater, Seymour and Pease LLP
301 East Fourth Street
Suite 3500, Great American Tower
Cincinnati, OH 45202

if to the Purchaser:

Brandywine Global Investment Management LLC
1735 Market Street, Suite 1800
Philadelphia, PA 19103
with a copy to:

Franklin Resources, Inc.
One Franklin Parkway
San Mateo, CA 94403

or to such other address or to such other Person as either party hereto shall have last designated by notice to the other party.
9.8    Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that any assignment, by operation of Applicable Law or otherwise, by either party hereto shall require the prior written consent of the other party and any purported assignment or other transfer without such consent shall be void and unenforceable.

9.9    No Third Party Beneficiaries. Nothing in this Agreement shall confer any rights upon any Person which is not a party or a successor or permitted assignee of a party to this Agreement, except that the Acquiring Funds shall be deemed third party beneficiaries of the representations and warranties of the Seller set forth in Section 2.

9.10    Counterparts. This Agreement and any document or instrument delivered in connection herewith may be executed in counterparts, both of which shall constitute one and the same instrument. Signed counterparts of this Agreement and any document or instrument delivered in connection herewith may be delivered by facsimile, by scanned .pdf image, or by electronic signature, and via email delivery, all of which shall be deemed to be original signatures.

9.11    Interpretation. The section headings in this Agreement are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provision hereof.

9.12    Governing Law. This Agreement shall be construed, performed and enforced in accordance with the laws of the State of Delaware, without regard to the conflicts of law principles of such state.

9.13    Consent to Jurisdiction, etc.

(a)    Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the jurisdiction of any State court or Federal court of the United States of America sitting in New York, New York, and any appellate court of any court thereof, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, or for recognition or enforcement of any judgment relating thereto, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the extent permitted by Applicable Law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Applicable Law.
(b)    Each of the parties hereto hereby irrevocably and unconditionally waives, to the fullest extent to which it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby in any State or Federal court located in New York, New York. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by Applicable Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
(c)    Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.7. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by Applicable Law.
9.14    Waiver of Punitive and Other Damages and Jury Trial.

(a)    The parties to this Agreement expressly waive and forego any right to recover punitive, exemplary, consequential, indirect or special damages, any lost profits or diminution of value, or similar damages or losses in any arbitration, lawsuit, litigation, or proceeding arising out of or resulting from any controversy or claim arising out of or relating to this Agreement or the transactions contemplated hereby.
(b)    Each party acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues, and therefore it hereby irrevocably and unconditionally waives any right it may have to trial by jury in respect of any litigation directly or indirectly arising out of or relating to this Agreement or the transactions contemplated hereby.
(c)    Each party certifies and acknowledges that (i) no representative, agent, or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce either of the foregoing waivers, (ii) it understands and has considered the implications of such waivers, (iii) it makes such waivers voluntarily, and (iv) it has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 9.14.

[Remainder of page intentionally left blank; signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

BRANDYWINE GLOBAL INVESTMENT MANAGEMENT, LLC

By:    /s/ Adam B. Spector
Name:    Adam B. Spector
Title:     Managing Partner

DIAMOND HILL CAPITAL MANAGEMENT, INC.

By:    /s/ Thomas E. Line
Name:    Thomas E. Line
Title:    Chief Financial Officer